UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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X Preliminary information statement

__ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

__ Definitive information statement

SMALL CAP STRATEGIES, INC.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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__           Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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__ Fee paid previously with preliminary materials.

__ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SMALL CAP STRATEGIES, INC.
3651 LINDELL ROAD, SUITE D #146
LAS VEGAS, NEVADA 89103
(702) 943-0330

NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN

CONSENT OF MAJORITY STOCKHOLDERS IN LIEU OF

A SPECIAL MEETING OF THE STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN to inform the holders of record of shares of our common stock, that on July 20, 2010 our board of directors and stockholders holding a majority of our voting shares authorized the following actions:

ACTION 1:	The amendment of our Articles of Incorporation to change our corporate name to Bay Street Capital, Inc. (the “Name Change”)

The implementation of a reverse stock split of our common stock issued and outstanding as of the Record Date on the basis of one (1) post-split share for every fifty (50) pre-split shares (the “Reverse Stock Split”)

ACTION 3:	The adoption of Executive Compensation Plan (the “Compensation Plan”)

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

There were 1,407,770 shares of our common stock issued and outstanding at the close of business on July 20, 2010.  Each share of our common stock is entitled to one vote in connection with the matters described above.

Prior to the mailing of this Information Statement, one of our shareholders who represents a majority of our outstanding voting shares, signed written consents approving the Name Change, Reverse Stock Split and Compensation Plan.  As a result, the actions have been approved and neither a meeting of our stockholders nor additional written consents are necessary.

Action 1 will become effective approximately twentydays following the date of the mailing of this information statement to Company Shareholders and subject to the effectiveness of the filing of anAmendment to the Company’s Articles of Incorporation with the Nevada Secretary of State.

Action 2 will become effective approximately twenty days following the date of the mailing of this information statement to Company Shareholders and subject to FINRA approval.

Action 3 will become effective approximately twenty days following the date of the mailing of this information statement to Company Shareholders.

The Company will bear the expenses relating to this information statement, including expenses in connection with preparing and mailing this information statement and all documents that now accompany or may in the future supplement it.

Only one information statement is being delivered to multiple shareholders sharing an address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a shareholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to the Company's principal executive offices stating your name, your shared address and the address to which the Company should direct the additional copy of the information statement or by calling the Company's principal executive offices. If multiple shareholders sharing an address have received one copy of this information statement and would prefer the Company mail each shareholder a separate copy of future mailings, you may send notification to or call the Company's principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to the Company's principal executive offices. A copy of this information statement can be viewed and downloaded by going to our website WWW.BAYSTREETCAPITAL.COM.  This information is also available for review on the SEC’s website, www.sec.gov.

The information statement is being provided to you for informational purposes only. Your vote is not required to approve the actions described above. This information statement does not relate to an annual meeting or special meeting in lieu of an annual meeting. You are not being asked to send a proxy and you are requested not to send one. The approximate mailing date of this information statement is August ____, 2010.

We appreciate your continued interest in Small Cap Strategies, Inc.

Very truly yours,

/s/Bryce Knight

Bryce Knight

President, Chief Executive Officer and Chairman of the Board

INFORMATION STATEMENT

SMALL CAP STRATEGIES, INC.
3651 LINDELL ROAD, SUITE D #146
LAS VEGAS, NEVADA 89103

ACTION 1:

THE AMENDMENT OF THE COMPANY’S ARTICLES OF INCORPORATION TO CHANGE OUR NAME TO BAY STREET CAPITAL, INC.

As approved unanimously by the board of directors and by majority shareholder consent on July 20, 2010, the Company’s managementis authorized to file an Amendment to the Company’s Articles of Incorporation, as amended, with the Nevada Secretary of State to change the name of the Company to Bay Street Capital, Inc.

The board of directors believes the name change would be in the best interest of the Company as the new name better reflects the new identity and strategyof the Company.

There is no need for stockholders to exchange their current Common Stock certificates for Bay Street Capital stock certificates once the name change becomes effective. However, should you nevertheless wish to exchange your Company Common Stock certificates for certificates reflecting the new name,Bay Street Capital, you are free to do so and should contact the Company’s transfer agent, Securities Transfer Corp., to make such arrangements.  Securities Transfer Corp. can be contacted by phone at 469-633-0101 or you can visit their website, www.stctransfer.com for additional information. Upon effectiveness of the name change, the Company’s Common Stock will also carry a new CUSIP number. Until approval of the name change by FINRA and issuance by FINRA of the Company’s new ticker symbol following the filing of the Amendment to the Articles of Incorporation with the Nevada Secretary of State, the Company’s Common Stock will continue to trade on the OTCBB under its current ticker symbol “SMCA.”

ACTION 2:

REVERSE SPLIT OF THE COMPANY’S COMMON STOCK ISSUED AND OUTSTANDING

As approved unanimously by the board of directors and by majority shareholder consent on July 20, 2010, the Company’s management is authorized and directed to implement a pro-rata reverse split of our Common Stock, by which each fifty (50) shares would become one (1) share.  Fractional shares will be rounded up to the next whole share. The effective date of the reverse split will be approximately twenty days following the date of the mailing of this Information Statement and subject to FINRA approval.

Vote Required

Adoption of the Reverse Stock Split requires approval by holders of at least a majority of the outstanding shares of the Company’s common stock who are present, or represented, and entitled to vote thereon, at a special or annual meeting of stockholders.  The Nevada Revised Statutes provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting.

Our board of directors fixed the close of business on July 20, 2010 as the record date for determining the stockholders entitled to notice of the above described actions.

Dissenters’ Right of Appraisal

No action will be taken in connection with the proposed corporate actions by our board of directors or the voting stockholders for which the Nevada Revised Statutes, our Articles of Incorporation or the Company’s bylaws provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder’s shares.

Reasons for Reverse Stock Split

We believe the recent per share price of our common stock has had a negative effect on the marketability of the existing shares, and impairs the potential ability of the Company to raise capital by issuing new shares due to the low price.

Effect of the Reverse Stock Split

The Reverse Stock Split will not affect the registration of our common stock under the Securities Exchange Act of 1934, as amended, nor will it change our periodic reporting and other obligations thereunder.

The number of stockholders of record will not be affected by the Reverse Stock Split.

The authorized number of shares of our common stock and the par value of our common stock under our Articles of Incorporation will remain the same following the effective time of the Reverse Stock Split.

The number of shares of our common stock issued and outstanding on the Record Date will be reduced following the Effective Date of the Reverse Stock Split in accordance with the following formula:

every fifty (50) shares of our common stock owned by a stockholder will automatically be changed into and become one new share of our common stock.  Any shares issued and outstanding after the Effective Date would be unaffected.

As described below, all fractional share amounts resulting from the Reverse Stock Split will be rounded up to the next whole share in lieu of issuing any fractional share.

We currently have no intention of going private, and this proposed Reverse Stock Split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 of the Exchange Act. Moreover, the Reverse Stock Split does not increase the risk of us becoming a private company in the future.  We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 following the Reverse Stock Split of our common stock.

The number of authorized but unissued shares of our common stock effectively will be increased significantly by the Reverse Stock Split of our common stock described below.

The Reverse Stock Split will have the effect of decreasing the number of our outstanding shares of our common stock.

The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock.

The effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our articles of incorporation or bylaws.  Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by our board of directors.  At this time, our board of directors does not have plans to issue any common shares resulting from the effective increase in our authorized but unissued shares created by the Reverse Stock Split.

There is no assurance that any effect of the price of our stock will result, or that the market price for our common stock, immediately or shortly after the proposed changes, if approved, will rise, or that any rise which may occur will be sustained. Market conditions obey their own changes in investor attitudes and external conditions. We are proposing the steps we deem the best calculation to meet the market attractively, however we cannot control the markets reaction.

The reverse stock split may leave certain stockholders with one or more "odd lots" of new common stock, i.e., stock in amounts of less than 10 shares. These odd lots may be more difficult to sell or require greater transaction cost per share to sell than shares in even multiples of 10.

There are frequently situations where transaction costs for odd lots in penny stocks exceed the net proceeds realized from a sale of the odd lot, effectively rendering the odd lot valueless to the holder.

TABLE SHOWING EFFECT OF 1 FOR 50 REVERSE SPLIT

Shares Pre-Reverse Reverse	Shares Post-	Shares Pre-Reverse	Shares Post-Reverse
50	1	1,000	20
100	2	2,000	40
150	3	5,000	100
200	4	10,000	200
250	5	20,000	400
300	6	30,000	600
350	7	40,000	800
400	8	50,000	1,000
450	9	100,000	2,000
500	10

Federal Income Tax Consequences

We will not recognize any gain or loss as a result of the Reverse Stock Split.

The following description of the material federal income tax consequences of the Reverse Stock Split to our stockholders is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this information statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies). The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. You are urged to consult your own tax advisors to determine the particular consequences to you.

We believe that the likely federal income tax effects of the Reverse Stock Split will be that a stockholder who receives a reduced number of shares of our common stock will not recognize gain or loss.

With respect to a Reverse Stock Split, such a stockholder’s basis in the reduced number of shares of our common stock will equal the stockholder’s basis in its old shares of our common stock.

The holding period of the post-effective Reverse Stock Split shares received will include the holding period of the pre-effective Reverse Stock Split shares exchanged.

Future Dilutive Transactions

It is emphasized that management of the Company may effect transactions having a potentially adverse impact upon the Company's stockholders pursuant to the authority and discretion of the Company's management to complete share issuances without submitting any proposal to the stockholders for their consideration. Holders of the Company's securities should not anticipate that the Company necessarily will furnish such holders with any documentation concerning the proposed issuance prior to any share issuances. Determinations involving share issuances are in the discretion and business judgment of the management in their exercise of fiduciary responsibility, but require a determination by the Board that the shares are being issued for fair and adequate consideration.

The issuance of additional shares in future transactions will allow the following types of actions or events to occur without the current stockholders being able to effectively prevent such actions or events:

1.	Dilution may occur due to the issuance of additional shares. The percentage ownership of the Company by the existing shareholders may be diluted from 100% after the reverse split, now to as little, as 1% or less, depending on the market conditions, the type of acquisitions, and how many years into the future one projects this dilution calculation.

2.	Control of the Company by stockholders may change due to new issuances.

3.	The election of the Board of Directors will be dominated by new large stockholders, effectively blocking current stockholders from electing directors.

4.	Mergers, acquisitions, or divestitures may occur which are approved by the holders of the newly issued shares.

In the future event that the Board issues shares for capitalor acquisitions, the present stockholders of the Company most likely will not have control of a majority of the voting shares of the Company.

It is likely that the Company may acquire other compatible business opportunities through the issuance of common stock of the Company. Although the terms of any such transaction cannot be predicted, this could result in substantial additional dilution in the equity of those who were stockholders of the Company prior to such issuance. There is no assurance that any future issuance of shares will be approved at a price or value equal to or greater than the price that a prior stockholder has paid, or at a price greater than the then current market price. Typically, unregistered shares are issued at less than market price due to their illiquidity and restricted nature as a result of, among other things, the extended holding period and sales limitations which such shares are subject to.

ACTION 3:

ADOPTION OF EXECUTIVE COMPENSATION PLAN WITH PROFIT SHARING

As approved unanimously by the board of directors and by majority shareholder consent on July 20, 2010, The Company’s managementis approved to adopt the Executive Compensation Plan which includes a profit-sharing plan (the “Compensation Plan”). The Compensation Plan is attached hereto as Exhibit A.

Reasons to Adopt an Executive Officer Compensation Plan

This plan includes a basic salary package as well as incentives that are intended to attract the highest quality individuals to serve as the company’s executive officers.   Approval of the Company’s Executive Compensation Plan is intended to provide incentive compensation to officers of the Company.

The following is a general description of certain features of the Compensation Plan:

1.
Eligibility.   Up to five (5) key officers of the Company, who are responsible for the management, growth and profitability of the business of the Company, are eligible to be granted cash-distributions of profit sharing under the Plan.  At present, four of the positions for eligibility are vacant (with responsibilities handled by one officer) and it is envisioned that having a plan will be an attraction to potential candidates for these positions.

2.
Profit-Sharing.  The Plan provides, in lieu of any deferred compensation plan or other long-term compensation arrangement, cash distribution of twenty (20%) percent of the net income after taxes of the Company in any fiscal year to a pool for the eligible executives to provide an incentive to maximize the profitability of the Company.

The benefits or amounts that could be received or allocated to key officers are not readily determinable as they are based on the future performance and earnings of the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Although shareholders are not being asked to approve or disapprove or otherwise vote on any matter discussed in this information statement, the following generally describes voting rights of shareholders.

As of the record date, July 20, 2010, there are 1,407,770 shares of common stock outstanding.

Each share represents one vote. There are currently no arrangements known to the Company, the operation of which may result in a change in control of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table indicates all persons who, as of July 20, 2010, the record date, are known by us to own beneficially more than 5% of any class of our outstanding voting securities. As of July 20, 2010, there were 1,407,770 shares of our common stock outstanding. Except as otherwise indicated below, to the best of our knowledge, each person named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name.

Name and Address of Beneficial Owner	Title of Class	Number of Shares	% Total
		Beneficially Owned

Bryce Knight	Common Restricted	900,000	63.9%
(through Knight Inc.)
CEO, President, Director and Chairman
3651 Lindell Road, Suite D #145
Las Vegas, Nevada 89103

SECURITY OWNERSHIP OF MANAGEMENT

The following table indicates the beneficial ownership of our voting securities of all Directors of the Company and all Executive Officers who are not Directors of the Company, and all officers and directors as a group, as of July 20, 2010, the record date. As of July 20, 2010, there were 1,407,770 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Title of Class	Number of Shares	% Total
		Beneficially Owned

Bryce Knight	Common Restricted	900,000	63.9%
(through Knight Inc.)
3651 Lindell Road, Suite D #145
Las Vegas, Nevada 89103

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by regulation to furnish to the Company copies of all Section 16(s) forms they file.

The following persons failed to file forms on a timely basis during the past two fiscal years as required under Section 16(a) as follows:

None.

SHAREHOLDER PROPOSALS

As a general matter, the Company does not hold annual meetings of shareholders, and, therefore, the anticipated date of a meeting of shareholders cannot be provided. Any shareholder proposal to be included in proxy solicitation materials for a meeting of shareholders must be received by the Company a reasonable time prior to the date voting instructions or proxy materials are mailed to shareholders.

MORE INFORMATION

THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AND ITS MOST RECENT QUARTERLY REPORT ON FORM 10-Q TO A SHAREHOLDER, UPON REQUEST TO BRYCE KNIGHT, 3651 LINDELL ROAD, SUITE D #146, LAS VEGAS, NEVADA 89103 OR BY CALLING 702-943-0330, BY FIRST CLASS MAIL, WITHIN THREE BUSINESS DAYS OF RECEIPT OF THE REQUEST. A COPY OF THIS INFORMATION STATEMENT CAN BE DOWNLOADEDBY GOING TO OUR WEBSITE WWW.BAYSTREETCAPITAL.COM.

INQUIRIES

Shareholders may make inquiries by contacting Bryce Knight at 702-943-0330.